                                                                      EXHIBIT 11

                                  Schawk, Inc.


      Computation of Net Income of Common and Common Equivalent Shares and
                       Pro Forma Net Income of Common and
Common Equivalent Shares Adjusted for Merger, Purchase Accounting and Income
Taxes
                    (In Thousands, Except Per Share Amounts)


                                                                     Year ended December 31,
                                                                          (Pro forma)    (Pro forma)
                                                                   1995        1994         1993
                                                              --------------------------------------

Primary:
Average number of shares used to compute primary
  earnings per share                                            19,138        7,330        7,134
Common stock issuable upon assumed conversion
  of stock option exercises                                         65          247          212
Shares issued in share exchange                                     --       16,245       16,245
Shares cancelled in share exchange                                  --       (4,279)      (4,073)
Other                                                         --------------------------------------
Total                                                           19,203       19,543       20,105
                                                              --------------------------------------
Net income available for common stock                         $  5,576
Pro forma net income adjusted for merger, purchase
  accounting and income taxes                                              $ 12,585      $ 9,907
                                                              --------------------------------------
Primary earnings per share                                    $   0.29
Pro forma primary earnings per share adjusted for
  merger, purchase accounting and income taxes                              $   0.64      $  0.49
                                                              --------------------------------------
Fully Diluted (1):

Average number of shares used to compute fully duluted
  earnings per share                                             19,138        7,330        7,134
Common stock issuable upon assumed conversion of
  stock option exercises                                             65          279          212
Shares issued in share exchange                                      --       16,245       16,245
Shares cancelled in share exchange                                   --       (4,279)      (4,073)
Other                                                                --           --          587
                                                              --------------------------------------
Total                                                           19,203       19,575        20,105
                                                              --------------------------------------
Net income available for common stock                         $  5,676
Pro forma net income adjusted for merger, purchase
  accounting and income taxes                                              $ 12,585      $  9,907
                                                              --------------------------------------
Fully diluted earnings per share                              $   0.29
Pro forma fully diluted earnings per share adjusted for
  merger, purchase accounting and income taxes                             $   0.64      $   0.49
                                                              --------------------------------------

(1) This calculation is submitted in accordance with Regulation S-K item 601(b) (11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces a fully diluted earnings per share within 3% of primary earnings per share.


                                       59